UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023 bluebird bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35966	13-3680878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Grand Union Boulevard, Somerville, MA	02145
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (339) 499-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BLUE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 8, 2023, bluebird bio, Inc. (the “Company”) entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) to sell shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), with aggregate gross sales proceeds of up to $125.0 million , from time to time, through an “at the market” equity offering program under which Jefferies will act as sales agent.

Under the Sales Agreement, the Company will set the parameters for the sale of shares, including any price, time or size limits or other customary parameters or conditions. Subject to the terms and conditions of the Sales Agreement, sales of Common Stock, if any, will be made by any method permitted that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended. The Company will pay Jefferies a commission equal to up to 3.0% of the gross proceeds of any Common Stock sold through Jefferies under the Sales Agreement, and also has provided Jefferies with customary representations, warranties, covenants and indemnification rights. The Sales Agreement may be terminated by the Company upon written notice to Jefferies or by Jefferies upon written notice to the Company, each upon ten trading days’ notice to the other party.

Any sales of shares under the Sales Agreement will be made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-271772) filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2023, which was declared effective by the Commission on May 19, 2023. The Company filed a prospectus supplement with the Commission on August 8, 2023 in connection with the offer and sale of the shares pursuant to the Sales Agreement.

The foregoing is only a brief description of the material terms of the Sales Agreement and is qualified in its entirety by reference to the full agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Latham & Watkins LLP, counsel to the Company, has issued an opinion to the Company, dated August 8, 2023, regarding the validity of the shares of Common Stock to be issued and sold pursuant to the Sales Agreement. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

In addition, as previously disclosed, on June 22, 2022, the Company entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Goldman Sachs & Co. LLC (“Goldman”) to sell shares of Common Stock with aggregate gross sales proceeds of up to $75.0 million, from time to time, through an “at the market” equity offering program under which Goldman acted as sales agent.

On August 7, 2023, the Company delivered written notice to Goldman, effective as of such date, to terminate the Equity Distribution Agreement, pursuant to Section 8(a) thereof. The Company is not subject to any termination penalties related to the termination of the Equity Distribution Agreement. As of August 8, 2023, the Company has sold approximately 10.7 million shares of Common Stock under the Equity Distribution Agreement, resulting in gross proceeds to the Company of approximately $56.2 million.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Sales Agreement, dated as of August 8, 2023, by and between bluebird bio, Inc. and Jefferies LLC.

5.1	Opinion of Latham & Watkins, LLP.

23.1	Consent of Latham & Watkins, LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2023	bluebird bio, Inc.

	By:	/s/ Christopher Krawtschuk
Christopher Krawtschuk
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer